Exhibit 99.1

Contact: Laurence P. Birch

Interim Chief Executive Officer

847-229-2222

Aksys Announces Redemption of Rights

Lincolnshire, IL – May 16, 2006 – Aksys(R), Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems (the “Company”), today announced that, in accordance with the previously announced decision of the Company’s board of directors to terminate the Company’s rights agreement and to redeem all outstanding rights, the Company will redeem the rights as provided in the rights agreement at the redemption price of $0.01 per right (the “Redemption Price”) payable in shares of the Company’s common stock. Shares of common stock issued in payment of the Redemption Price will be valued in accordance with the terms of the rights agreement, and the issuance of fractional shares will be settled by the payment of cash in lieu thereof. The record date will be May 23, 2006, and the payment date will be on or about June 6, 2006.

About the Company

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Aksys received the 2005 Frost & Sullivan Medical Devices Award. In selecting Aksys for the award, Frost & Sullivan named the Aksys Personal PHD System the “Enabling Technology of the Year.”  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) our ability to obtain sufficient capital on acceptable terms to run our business; (ii) risks and uncertainties relating to the Company’s ability to satisfy the continued listing requirements of the NASDAQ Capital Market; (iii) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (iv) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (v) risks related to quality control issues and consistency of service applicable to the PHD System; (vi) market, regulatory reimbursement and competitive conditions; (vii) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (viii) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (ix) changes in QSR requirements; and (x) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.